Exhibit 99.1

Heritage Global Expects Significant Net Operating Growth in Fourth Quarter 2020

SAN DIEGO, California (January 12, 2021) — Heritage Global Inc. (NASDAQ: HGBL) (“Heritage Global,” “HGI” or “the Company”), an asset services company specializing in financial and industrial asset transactions, today announced that it expects to report significant growth in net operating income for the fourth quarter of 2020, primarily related to the closing of multiple large transactions in the Company’s industrial auction business. Based on its preliminary review of fourth quarter 2020 financial results, the Company anticipates that net operating income (NOI) is likely to at least double from the $1.6 million in NOI reported for the third quarter of 2020, which will represent even more substantial growth from the NOI reported in the fourth quarter of 2019.

Heritage Global’s Chief Executive Officer Ross Dove commented, “We are very pleased with our strong preliminary fourth quarter operating results, which benefitted from the closing of several large transactions at Heritage Global Partners. Our business enters 2021 fundamentally strengthened with considerable momentum across our platform and I congratulate our team for their successful efforts in navigating the unprecedented challenges of 2020.”

Heritage Global intends to report fourth quarter and full year 2020 results by mid-March 2021.

About Heritage Global Inc. (www.heritageglobalinc.com)

Heritage Global Inc. (NASDAQ: HGBL) is an asset services company specializing in financial and industrial asset transactions. The company provides a full suite of services including market making, acquisitions, dispositions, valuations and secured lending. Heritage Global focuses on identifying, valuing, acquiring and monetizing underlying tangible and intangible assets across twenty-eight global sectors. The company acts as an adviser, as well as a principal, acquiring or brokering turnkey manufacturing facilities, surplus industrial machinery and equipment, industrial inventories, accounts receivable portfolios, intellectual property, and entire business enterprises.

Forward-Looking Statements

This communication includes forward-looking statements based on our current expectations and projections about future events. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. While the Company believes the forward-looking statements contained in this communication are accurate, these forward-looking statements represent the Company’s beliefs only as of the date of this communication, and there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including variability in magnitude and timing of asset liquidation transactions, the impact of changes in the U.S. national and global economies, and interest rate and foreign exchange rate sensitivity, as well as other factors beyond the Company’s control. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Company Contact:

Scott West

Chief Financial Officer

Heritage Global Inc.

858/847-0656

Investor Relations Contact:

John Nesbett/Jennifer Belodeau

IMS Investor Relations

203/972.9200

InvestorRelations@hginc.com